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                                       1


                                           Registration No. 333-
As filed with the Securities and Exchange Commission on June 18, 1997

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                RAYTHEON COMPANY
               (Exact name of issuer as specified in its charter)

              DELAWARE                         04-1760395
(State or other jurisdiction of  (I.R.S. Employer Identification No.)
 incorporation or organization)

                141 Spring Street, Lexington, Massachusetts 02173
               (Address of Principal Executive Offices) (Zip Code)

                      Raytheon Savings and Investment Plan
               Raytheon Savings and Investment Plan for Specified
                            Hourly Payroll Employees
                  Raytheon Employee Savings and Investment Plan
                    Raytheon Savings and Investment Plan for
                         Specified Puerto Rico Employees
                         E-Systems Employee Savings Plan
                            (Full title of the plans)

                                 THOMAS D. HYDE
                       Vice President and General Counsel
                                RAYTHEON COMPANY
                                141 Spring Street
                         Lexington, Massachusetts 02173
                                 (617) 862-6600
                     (Name and Address of Agent for Service)

                         CALCULATION OF REGISTRATION FEE
------------------------------------- ------------------------------------------
 Title of                        Proposed     Proposed Maximum
Securities         Amount         Maximum     Aggregate Offering    Amount of
  to be            to be       Offering Price Registration Price*  Registration
Registered      Registered       Per Share*                             Fee
--------------------------------------------------------------------------------

Common Stock,      200,000
$1.00 par value    shares        $52.875*       $10,575,000*         $3,204.54
 per share
--------------------------------------------------------------------------------
---------------
* This estimate is made pursuant to Rule 457(h) solely for the purpose of determining the registration fee. It is not known how many shares will be purchased under the plan or at what price such shares will be purchased. The above calculation is based on the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on June 16, 1997.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of interests to be offered pursuant to the employee benefit plan described herein.



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                                       2


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by Reference

         The following documents filed by Raytheon Company (the "Registrant") with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration Statement: (1) the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (2) the Registrant's Quarterly Report on Form 10-Q for the period ended March 30, 1997;
(3) the Registrant's Current Report on Form 8-K dated January 6, 1997; (4) the Registrant's Current Report on Form 8-K dated January 17, 1997; (5) all reports previously filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996; and (6) the description of the Common Stock contained in the Registrant's registration statement filed with the SEC under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document or portion thereof which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities

         Not applicable.


Item 5.  Interests of Named Experts or Counsel

         Not applicable.

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                                       3

Item 6.  Indemnification of Directors and Officers

         Section 145 of the General Corporation Law of the State of Delaware reads as follows:

         "(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication or liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.
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                                       4

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
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                                       5

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans, references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith an in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligations to advance expenses (including attorneys' fees.)"

         Article 7 of the Registrant's Bylaws provides as follows:

         "Section 7.1. Litigation Brought By Third Parties. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal (other than an action by or in the right of the Corporation) (an "Action") by reason of the fact that he or she is or was a director or officer of the Corporation (a "Corporate Person"), or is or was serving at the request of the Corporation as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity (collectively, an "Authorized Capacity") of or for another corporation, unincorporated association, business trust, partnership, joint venture, employee benefit plan, individual or other legal entity, whether or not organized or formed for profit (collectively, "Another Entity"), against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Action ("Expenses") if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any Action by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his or her conduct was unlawful.
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                                       6

         Section 7.2. Litigation by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any Action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a Corporate Person, or is or was serving at the request of the Corporation in any Authorized Capacity of or for Another Entity against Expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such Action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Action was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of equity or other court shall deem proper.

         Section 7.3. Successful Defense. To the extent that a person who is or was a Corporate Person or who is or was serving in an Authorized Capacity of or for Another Entity at the request of the Corporation and has been successful on the merits or otherwise in defense of any Action referred to in Section 7.1 or
7.2 of this Article, or in defense of any claim, issue or matter therein, he or she shall be indemnified against Expenses actually and reasonably incurred by him or her in connection therewith.

         Section 7.4. Determination of Conduct. Any indemnification under
Section 7.1 or 7.2 of this Article (unless ordered by a court) shall be made by the Corporation only upon a determination that indemnification of the person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in said Sections 7.1 or 7.2. Such determination shall be made
(a) by the Board of Directors by a majority vote consisting of directors not at the time parties to such action, suit or proceeding, even though less than a quorum, or (b) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (c) by the stockholders.

         Section 7.5. Advance Payment. The Corporation shall advance Expenses reasonably incurred by any Corporate Person in any Action in advance of the final disposition thereof upon the undertaking of such party to repay the advance unless it is ultimately determined that such party is entitled to indemnification hereunder, if (a) the indemnitee furnishes the Corporation a written affirmation of his or her good faith belief that he or she has satisfied the standard of conduct in Section 7.1 or 7.2 and (b) a determination is made by those making the decision pursuant to Section 7.4 that the facts then known would not preclude indemnification under these By-Laws.
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                                       7

         Section 7.6. By-Law Not Exclusive. The indemnification provided by this
Article 7 shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, agent or participant and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 7.7. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Corporate Person or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article or the General Corporation Law of the State of Delaware.

     Section 7.8. Further Indemnification. The Chairman may grant to any employee or agent of the Corporation or its affiliates rights to indemnification and to be paid expenses incurred in defending any proceeding in advance of its final disposition.

         Section 7.9. Definition of Corporation. For purposes of this Article 7, references to "the Corporation" shall include, in addition to the surviving or resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article 7 with respect to the surviving or resulting corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

         Section 7.10. Change in Law. Notwithstanding the foregoing provisions of Article 7, the Corporation shall indemnify any person who is or was a Corporate Person or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity to the full extent permitted by the General Corporation Law of the State of Delaware or by any other applicable law, as may from time to time be in effect.

         Section 7.11. Jurisdiction in Court of Chancery. The Delaware Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under Section 145, Chapter 1, Title 8, Delaware Code or these By-Laws or under any agreement, vote of stockholders or disinterested directors, or otherwise. The Delaware Court of Chancery may summarily determine the Corporation's obligation to advance Expenses."
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                                       8

         Subparagraph 11 of Article Ninth of Registrant's Restated Certificate of Incorporation provides as follows:

         "No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Corporation Law hereafter is amended to authorize, with the approval of the Corporation's stockholders, further reductions in the liability of a Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware Corporation Law as so amended. No amendment to alter or repeal this subparagraph 11 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment."

Item 7.  Exemption from Registration Claimed

         [Not applicable.]


Item 8.  Exhibits

         The following exhibits are part of this Registration Statement:

         4.1    Raytheon Company Restated Certificate of
                Incorporation, as amended through September 27, 1995, heretofore filed as an exhibit to Raytheon's Form
                10-Q for the quarter ended October 1, 1995, is hereby incorporated by reference.

         4.2 Raytheon Company Amended and Restated By-Laws, heretofore filed as an exhibit to Raytheon's Form 10-Q for the quarter ended October 1, 1995, are hereby incorporated by reference.

         4.3    Raytheon Savings and Investment Plan.

         4.4 Raytheon Savings and Investment Plan for Specified Hourly Payroll Employees.

         4.5    Raytheon Employee Savings and Investment Plan.

         4.6    E-Systems Employee Savings Plan.

         4.7 Raytheon Savings and Investment Plan for Specified Puerto Rico Employees.
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                                       9

         5 Opinion of John W. Kapples, Esq. as to the legality of the securities being registered.

         23.1   Consent of John W. Kapples, Esq. (included in Exhibit 5).

         23.2   Consent of Coopers & Lybrand L.L.P.

         24 Power of Attorney (included on the signature pages of the Registration Statement).


Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering;

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
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                                       10

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on this 28th day of May 1997.

                                 RAYTHEON COMPANY
                              By: /s/ Christoph L. Hoffmann
                                      Christoph L. Hoffmann
                                 Executive Vice President, Law
                                 and Corporate Administration and
                                            Secretary

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                                       11


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoints Peter R. D'Angelo and Christoph L. Hoffmann, and each of them singly, acting alone and without the other, his/her true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement on Form S-8 necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                          Title                      Date

/s/  Dennis J. Picard               Chairman of the Board of        May 28, 1997
     Dennis J. Picard               Directors and Chief Executive
                                    Officer (Principal Executive
                                    Officer) and Director

/s/  Peter R. D'Angelo              Vice President, Chief Financial May 28, 1997
     Peter R. D'Angelo              Officer and Controller
                                    (Principal Financial Officer)

/s/  Michele C. Heid                Vice President - Corporate      May 28, 1997
     Michele C. Heid                Controller and Investor Relations
                                    (Principal Accounting Officer)

/s/  Charles F. Adams                       Director                May 28, 1997
     Charles F. Adams

/s/  Francis H. Burr                        Director                May 28, 1997
     Francis H. Burr

/s/  Ferdinand Colloredo-Mansfeld           Director                May 28, 1997
     Ferdinand Colloredo-Mansfeld

/s/  Theodore L. Eliot, Jr.                 Director                May 28, 1997
     Theodore L. Eliot, Jr.
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                                       12

/s/  John R. Galvin                         Director                May 28, 1997
     John R. Galvin

/s/  Barbara B. Hauptfuhrer                 Director                May 28, 1997
     Barbara B. Hauptfuhrer

/s/  Richard D. Hill                        Director                May 28, 1997
     Richard D. Hill

/s/  L. Dennis Kozlowski                    Director                May 28, 1997
     L. Dennis Kozlowski

/s/  James N. Land, Jr.                     Director                May 28, 1997
     James N. Land, Jr.

/s/  A. Lowell Lawson                       Director                May 28, 1997
     A. Lowell Lawson

/s/  Thomas L. Phillips                     Director                May 28, 1997
     Thomas L. Phillips

/s/  Warren B. Rudman                       Director                May 28, 1997
     Warren B. Rudman

/s/  Joseph J. Sisco                        Director                May 28, 1997
     Joseph J. Sisco

/s/  Alfred M. Zeien                        Director                May 28, 1997
     Alfred M. Zeien